Exhibit 99.2

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

COMSTOCK RESOURCES, INC. ANNOUNCES PRICING OF
$300.0 MILLION OF 8⅜% SENIOR NOTES DUE 2017

FRISCO, TEXAS, October 6, 2009 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it has priced an underwritten public offering of $300.0 million of senior notes due 2017, which will bear interest at a rate of 8⅜% per annum.  The notes are being sold at 98.571% of par, which equates to an effective yield to maturity of approximately 8⅝%.  Comstock expects to close the sale of the notes on October 9, 2009, subject to the satisfaction of customary closing conditions.

Comstock intends to use the net proceeds of the offering to repay outstanding borrowings under its bank credit facility and for other general corporate purposes.  The offering is being made under Comstock’s existing shelf registration statement previously filed with the Securities and Exchange Commission ("SEC").

Banc of America Securities LLC is acting as the lead joint bookrunning manager for the offering.  A preliminary prospectus supplement relating to the offering has been filed with the SEC and may be found on its website at www.sec.gov.  When available, copies of the preliminary prospectus supplement relating to the public offering may be obtained from:

Banc of America Securities LLC
100 West 33rd Street, 3rd Floor, New York, NY 10001
Attention:  Prospectus Department
Telephone: (800) 294-1322
Email: dg.prospectus_distribution@bofasecurities.com

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.  The notes will be offered only by means of a prospectus, including the prospectus supplement relating to the notes, meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.